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                                                                    Exhibit 99.1


                    Contact:  John McLaughlin, Chief Financial Officer, or
                              John Hewitt, Corporate Controller, (775) 588-2411, both of Harveys Casino Resorts

For Immediate Release:
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9:00 a.m., EST, November 17, 2000


     Lake Tahoe, Nevada - Harveys Casino Resorts and PH Casino Resorts today announced the private offerings by PH Casino Resorts of approximately $575 million of Senior Subordinated Notes due 2010 and approximately $100 million of Senior Exchangeable PIK Preferred Stock due 2011, pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. PH Casino Resorts is conducting the offerings in connection with the financing of Harvey's acquisition of Pinnacle Entertainment, Inc. The offering proceeds will comprise a portion of the funds necessary to consummate the acquisition and related merger transactions, including the repayment of the outstanding debt under Harveys' existing credit facility and the tender offers for all of the outstanding senior subordinated notes of Harveys and Pinnacle.

     The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements. This announcement shall not constitute an offer to sell or a solicitation of an offer buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.